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                                                                    Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT

   We consent to the use in this Amendment No. 2 to Registration Statement No. 333-89229 of Quicksilver Resources Inc. on Form S-1 of our report dated March 29, 1999, on the combined consolidated balance sheets of Quicksilver Resources Inc. as of December 31, 1998 and 1997, and the related combined consolidated statement of income, stockholders' equity and cash flows for the year ended December 31, 1998; our report dated March 25, 1998 (December 18, 1998 as to
Note 12) on the consolidated balance sheet of MSR Exploration Ltd. and subsidiaries as of December 31, 1997, and the related consolidated statement of operations, stockholders' equity and cash flows for the period from inception March 7, 1997 to December 31, 1997; and our report dated July 22, 1999, on the statement of revenues and direct operating expenses of the Unocal Corporation's Spirit Energy 76 unit interests for the year ended December 31, 1998, appearing in the Prospectus, which is part of this Registration Statement.

   We also consent to the reference to us under the heading "'Experts" in such Prospectus.

/s/ Deloitte & Touche LLP

Deloite & Touche LLP
Fort Worth, Texas
November 12, 1999